Exhibit 5.1

June 2, 2004

Board of Directors
Travelzoo Inc.
590 Madison Avenue, 21st Floor
New York, New York 10022

Ladies and Gentlemen:

We have acted as special counsel for Travelzoo Inc., a Delaware corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration of an aggregate of 243,589 shares (the “Shares”) of common stock of the Company, par value $.01 per share (the “Common Stock”), to be issued and sold under the following plans: (i) Stock Option Agreement with Ralph Bartel dated October 30, 2001, (ii) Stock Option Agreement with Suzanne L. Durfee dated October 30, 2001, (iii) Stock Option Agreement with David J. Ehrlich dated October 30, 2001, (iv) Stock Option Agreement with Suzanna Mak dated October 30, 2001, (v) Stock Option Agreement with Donovan Neale-May dated October 30, 2001, (vi) Stock Option Agreement with Carol J.S. Roth dated October 30, 2001, (vii) Stock Option Agreement with Kelly M. Urso dated October 30, 2001, (viii) Stock Option Agreement with Ralph Bartel dated March 25, 2002, (ix) Stock Option Agreement with Suzanne L. Durfee dated March 25, 2002, (x) Stock Option Agreement with David J. Ehrlich dated March 25, 2002, (xi) Stock Option Agreement with Suzanna Mak dated March 25, 2002, (xii) Stock Option Agreement with Donovan Neale-May dated March 25, 2002, (xiii) Stock Option Agreement with Carol J.S. Roth dated March 25, 2002, (xiv) Stock Option Agreement with Kelly M. Urso dated March 25, 2002 (each a “Plan” and collectively, the “Plans”).

In connection herewith, we have examined the Registration Statement, the Certificate of Incorporation of the Company, the By-Laws of the Company and such other corporate records, agreements and instruments of the Company, certificates of public officials and officers of the Company, and such other documents, records, and instruments, and we have made such legal and factual inquiries, as we have deemed necessary or appropriate as a basis for us to render the opinion hereinafter expressed. In our examination of the foregoing, we have assumed the genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies. When relevant facts were not independently established, we have relied without independent investigation as to matters of fact upon statements of governmental officials and upon representations made in or pursuant to certificates and statements of appropriate representatives of the Company.

Based upon and subject to the foregoing, it is our opinion that the Shares, when issued and delivered by the Company in accordance with the terms of the relevant Plan and paid for in full in accordance with the terms of the relevant Plan will be validly issued, fully paid and non-assessable shares of Common Stock.

In addition to the assumptions, comments, qualifications, limitations and exceptions set forth above, our opinion herein reflects only the application of applicable Delaware law and the Federal laws of the United States. The opinion set forth herein is made as of the date hereof and is subject to, and may be limited by, future changes in the factual matters set forth herein, and we undertake no duty to advise you of the same. The opinion expressed herein is based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement this opinion should such law be changed by legislative action, judicial decision or otherwise. In rendering our opinion, we have not considered, and hereby disclaim any opinion as to, the application or impact of any laws, cases, decisions, rules or regulations of any other jurisdiction, court or administrative agency.

We do not give any opinions except as set forth above. We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm in the Registration Statement. We also consent to your filing copies of this opinion letter as an exhibit to the Registration Statement with agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the offering and sale of the Shares. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Very truly yours,

/s/ BRYAN CAVE LLP